EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 2, 2004 (except Notes 4 and 14, as to which the date is August 3, 2004), with respect to the combined financial statements and the schedule of Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC and Sunstone/WB Hotel Investors IV, LLC, as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated herein by reference.

/s/ Ernst & Young LLP

Irvine, California

January 14, 2005